Exhibit 99.1

333 West Wacker Drive
Chicago IL 60606
Tel: +1 312 897-4000

News Release

Contact	Matt Schuler	Date	August 1, 2017
Telephone:	+1-312-897-4192	Email:	matt.schuler@lasalle.com

JLL Income Property Trust
Acquires Premier Suburban Atlanta Apartments

Chicago (August 1, 2017) - JLL Income Property Trust, an institutionally managed, daily valued perpetual life REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX), today announced the acquisition of The Reserve at Johns Creek Walk, a highly amenitized 210-unit apartment complex located in the affluent Atlanta suburb of Johns Creek which has been ranked ‘3rd Best City to Live in the United States' by USA Today. The purchase price was approximately $47 million.

Atlanta is recognized as the economic engine of the Southeast with a population that is expected to grow by seven percent over the next five years. The Atlanta metro area ranks second out of 147 cities in LaSalle’s Regional Economic Growth Index due to a robust job and population growth outlook creating an upside for apartment demand. New apartment supply in Atlanta’s suburbs has averaged just one percent of existing stock since 2014, approximately half of the net absorption rate. This has led to growth in average annual apartment rents of over seven percent for the past three years.

The Johns Creek suburb of Atlanta features a wealthy, well-educated demographic, ranking as the 13th highest earning city in the country and one of the 10 richest in Georgia. Housing values ($421,000) and household incomes ($144,000) are nearly double Atlanta’s average. The highly desirable school system has attained LaSalle’s Gold Level ranking with a high school that is rated #2 in Georgia by Niche and #11 in Georgia by U.S. News (top two percent).

“The Reserve at Johns Creek furthers our apartment acquisition strategy of identifying suburban locations within highly rated school districts with attractive demographics and significant barriers to entry,” said Allan Swaringen, President and CEO of JLL Income Property Trust. “This investment brings our aggregate apartment allocation to nearly $650 million, with over 2,500 total units and represents 27 percent of the value of the overall JLL Income Property Trust portfolio.”

The apartment complex is strategically situated equidistant to Georgia 400 and I-85, at the center of Atlanta’s high-growth technology and information sectors. It is adjacent to a master-planned Technology Park with upwards of 10,000 new jobs, and is proximate to significant walkable retail spaces including six restaurants. The complex features craftsman-style architecture and a full complement of modern tenant driven amenities.

JLL Income Property Trust is an institutionally managed, daily valued perpetual life real estate investment trust (REIT) that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
Jones Lang LaSalle Income Property Trust, Inc. is a daily valued perpetual life real estate investment trust (REIT) that owns and manages a diversified portfolio of high quality, income-producing office, retail, industrial and apartment properties located primarily in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management, Inc., a member of the JLL group and advisor to JLL Income Property Trust, is one of the world’s leading global real estate investment managers with nearly 700 employees in 17 countries worldwide and approximately $58 billion of assets under management of private and public property equity and debt investments. LaSalle’s diverse client base includes public and private pension funds, insurance companies, governments, endowments and private individuals from across the globe. For more information, visit www.lasalle.com.

Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results.